Exhibit 99.1

Contact:
Matt Juneau	225.388.7940

Albemarle reports first quarter 2016 results and increases annual guidance

BATON ROUGE, LA - May 10, 2016 –

First quarter 2016 highlights:

•
First quarter earnings of $2.02 per diluted share ($0.40 in prior year); adjusted diluted earnings of $1.12 per share, an increase of 44% over the prior year, excluding the impact of currency and divestitures

•	First quarter adjusted EBITDA of $245 million, an increase of 16% over the prior year, excluding the impact of currency and divestitures

•	First quarter cash from operations of $173 million, an increase of $127 million over the prior year and on track with expectations

•	Completed the sales of the metal sulfides and minerals-based flame retardants and specialty chemicals businesses and used the proceeds to reduce debt

	Three Months Ended
	March 31,
In thousands, except per share amounts	2016	2015
Net sales	$865,398	$884,404
Adjusted EBITDA	$244,976	$265,628
Net income attributable to Albemarle Corporation	$228,186	$43,115
Diluted earnings per share	$2.02	$0.40
Non-operating pension and OPEB items(a)	—	(0.02)
Special items(b)	(0.90)	0.80
Adjusted diluted earnings per share(c)	$1.12	$1.17

See accompanying notes (a) through (c) to the condensed consolidated financial information and non-GAAP reconciliations.

Albemarle Corporation (NYSE: ALB) reported first quarter 2016 earnings of $228.2 million, or $2.02 per diluted share, compared to first quarter 2015 earnings of $43.1 million, or $0.40 per diluted share. First quarter 2016 adjusted earnings were $125.8 million, or $1.12 per diluted share, compared to $127.2 million, or $1.17 per diluted share, for the first quarter of 2015 (see notes to the condensed consolidated financial information). The Company reported net sales of $865.4 million in the first quarter of 2016, down from net sales of $884.4 million in the first quarter of 2015, driven primarily by the divestiture of the metal sulfides and minerals-based flame retardants and specialty chemicals businesses and unfavorable currency exchange impacts, partially offset by the impact of higher sales volumes, as well as favorable price and mix impacts in certain businesses.

"I am very pleased with our start to 2016," said Luke Kissam, Albemarle's president and CEO. "All of our businesses improved profitability year over year, with adjusted EBITDA increases of 31% in Refining Solutions, 26% in Lithium, 16% in Bromine and 14% in Chemetall Surface Treatment. With that start to the year, we are positioned in 2016 to deliver growth in our core businesses and an increase in free cash flow over 2015."

The results of Rockwood from January 1, 2015 to January 12, 2015 (“stub period”) are excluded from the year-to-date 2015 financial results presented herein. Excluded net sales and adjusted EBITDA for the stub period were $33.2 million and $3.4 million, respectively.

Quarterly Segment Results

Effective January 1, 2016, our former Performance Chemicals reportable segment was split into two separate reportable segments: (1) Lithium and Advanced Materials, which includes Lithium and Performance Catalyst Solutions and Curatives (“PCS”), and (2) Bromine Specialties. For comparison purposes, prior year periods have been reclassified to conform to the current segments. This split did not affect the Refining Solutions and Chemetall® Surface Treatment reportable segments, which are presented the same as in the prior year.

Lithium and Advanced Materials reported net sales of $216.2 million in the first quarter of 2016, an increase of 8.8% from first quarter 2015 net sales of $198.8 million. Net sales were impacted by $4.0 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $21.4 million increase in net sales was primarily due to increased lithium sales volumes and favorable pricing impacts partially offset by lower PCS sales. Adjusted EBITDA for Lithium and Advanced Materials was $86.5 million, an increase of 11.4% from first quarter 2015 results of $77.6 million. Adjusted EBITDA was impacted by $0.7 million of favorable currency exchange impacts as compared to the prior year. The remaining $8.2 million increase in adjusted EBITDA was primarily due to higher overall sales volumes and favorable pricing.

Bromine Specialties reported net sales of $196.6 million in the first quarter of 2016, an increase of 3.7% from first quarter 2015 net sales of $189.6 million. Net sales were impacted by $1.4 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $8.4 million increase in net sales was primarily due to higher sales volumes and favorable pricing impacts. Adjusted EBITDA for Bromine Specialties was $61.6 million, an increase of 16.4% from first quarter 2015 results of $52.9 million. Adjusted EBITDA was impacted by $0.8 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $9.5 million increase in adjusted EBITDA was primarily driven by higher overall sales, favorable pricing and lower raw material costs.

Refining Solutions reported net sales of $170.6 million in the first quarter of 2016, a decrease of 4.8% from net sales of $179.2 million in the first quarter of 2015. Net sales were impacted by $2.6 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $6.0 million decrease in net sales was primarily driven by lower Clean Fuels Technology volumes partly offset by higher Heavy Oil Upgrading volumes. Adjusted EBITDA for Refining Solutions was $55.1 million in the first quarter of 2016, an increase of 30.5% from first quarter 2015 results of $42.2 million. Adjusted EBITDA was impacted by $0.3 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $13.2 million increase in adjusted EBITDA was primarily due to lower costs and higher Heavy Oil Upgrading sales volumes, partially offset by lower Clean Fuels Technology sales volumes.

Chemetall Surface Treatment reported net sales of $208.2 million in the first quarter of 2016, an increase of 8.4% from first quarter 2015 net sales of $192.1 million. Net sales were impacted by $15.0 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $31.1 million increase in net sales was primarily due to increased sales volumes and favorable pricing. Adjusted EBITDA for Chemetall Surface Treatment was $52.5 million in the first quarter of 2016, an increase of 14.2% from first quarter 2015 results of $46.0 million. Adjusted EBITDA was impacted by $3.3 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $9.8 million increase in adjusted EBITDA was primarily due to higher overall sales volumes and favorable pricing.

On January 4, 2016, we closed the sale of the metal sulfides business, and on February 1, 2016, we closed the sale of the minerals-based flame retardants and specialty chemicals businesses. The divestiture of these businesses reduced net sales and adjusted EBITDA as compared to the prior year by $54.3 million and $8.3 million, respectively.

All Other net sales were $72.1 million in the first quarter of 2016, a decrease of 41.1% from net sales of $122.4 million in the first quarter of 2015. Excluding the impact of the divested businesses, All Other net sales increased by $4.0 million compared to the prior year due to higher sales volumes from the fine chemistry services business. All Other adjusted EBITDA was $8.5 million in the first quarter of 2016, a decrease of 37.6% from first quarter 2015 results of $13.6 million. Excluding the impact of the divested businesses, All Other adjusted EBITDA increased by $3.2 million compared to the prior year due to higher overall sales volumes and lower raw material costs from the fine chemistry services business.

In summary, total net sales of $865.4 million in the first quarter of 2016, a decrease of $19.0 million, or 2.1%, from first quarter 2015 net sales of $884.4 million, was unfavorably impacted by $23.0 million of currency exchange as well as the divestiture of our metal sulfides and minerals-based flame retardants and specialty chemicals businesses, which reduced revenues versus the prior year by $54.3 million. Excluding currency exchange impacts and the impact of the divested businesses, net sales for the period increased 6.6% as compared to the prior year. Total adjusted EBITDA of $245.0 million in the first quarter of 2016, a decrease of $20.6 million, or 7.8%, from first quarter 2015 adjusted EBITDA of $265.6 million, was unfavorably impacted by $56.1 million currency exchange (including $52.4 million of unfavorable currency exchange impacts on Corporate results due to gains related to cash denominated in U.S. Dollars held by foreign subsidiaries recorded in 2015) as well as the divestiture of our metal sulfides and minerals-based flame retardants and specialty chemicals businesses which reduced adjusted EBITDA versus the prior year by $8.3 million. Excluding currency exchange impacts and the impact of the divested businesses, adjusted EBITDA for the period increased 16% as compared to the prior year.

Corporate Results

Corporate adjusted EBITDA was a loss of $19.2 million in the first quarter of 2016 compared to earnings of $33.3 million in the first quarter of 2015. The decrease in Corporate adjusted EBITDA is primarily due to $52.4 million of currency exchange gains on cash recorded in the prior year.

Income Taxes

Our adjusted effective income tax rates, which exclude special and non-operating pension and OPEB items, were 22.2% and 26.3% for the first quarter of 2016 and 2015, respectively. Our effective tax rate continues to be influenced by the level and geographic mix of income, and benefits from a favorable mix of income in lower tax jurisdictions.

Cash Flow

Our cash flow from operations was approximately $172.7 million for the three months ended March 31, 2016, up 277% versus the same period in 2015 primarily due to higher levels of acquisition and integration costs from the Rockwood acquisition paid in 2015. We had $252.4 million in cash and cash equivalents at March 31, 2016, as compared to $213.7 million at December 31, 2015. Cash on hand, cash provided by operations, net borrowings and net proceeds from divestitures, funded $331.6 million of debt repayments, $58.1 million of capital expenditures for plant, machinery and equipment and dividends to shareholders of $32.5 million during the three months ended March 31, 2016.

Outlook

Given our strong first quarter performance, expectations for continued growth in most of our businesses and the April decision to keep our fine chemistry services business, we are raising our annual guidance and we now expect full year 2016 net sales between $3.3 billion and $3.6 billion, and adjusted EBITDA between $920 million and $970 million. Adjusted diluted earnings per share is now expected to be between $3.90 and $4.25 driven by stronger business performance, a lower effective tax rate, and reduced depreciation and amortization expense versus initial 2016 expectations. Reported free cash flow is expected to range between $450 million and $550 million.

Earnings Call

The Company’s performance for the first quarter ended March 31, 2016 will be discussed on a conference call at 9:00 AM Eastern time on May 11, 2016. The call can be accessed by dialing 888-680-0892 (International Dial-In # 617-213-4858), and entering conference ID 61447742. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a premier specialty chemicals company with leading positions in attractive end markets around the world. With a broad customer reach and diverse end markets, Albemarle develops, manufactures and markets technologically advanced and high value added products, including lithium and lithium compounds, bromine and bromine derivatives, catalysts and surface treatment chemistries used in a wide range of applications including consumer electronics, flame retardants, metal processing, plastics, contemporary and alternative transportation vehicles, refining, pharmaceuticals, agriculture, construction and custom chemistry services. Albemarle is focused on delivering differentiated, performance-based technologies that deliver innovative and sustainable solutions to its customers. The Company employs approximately 6,900 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings and other information regarding the Company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release and the conference call and discussions that follow, including, without limitation, statements with respect to the transaction with Rockwood and the anticipated consequences and benefits of the transaction, product development, changes in productivity, market trends, price, expected growth and earnings, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory proceedings, claims or litigation; the occurrence of cybersecurity breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures, including the integration of Rockwood’s operations, and realize estimated synergies; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in the joint proxy statement / prospectus we filed in connection with the transaction with Rockwood, and in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net sales	$865,398	$884,404
Cost of goods sold(a)(b)	528,000	625,938
Gross profit	337,398	258,466
Selling, general and administrative expenses(a)	139,157	135,765
Research and development expenses	23,401	26,492
Gain on sales of businesses, net(b)	(121,324)	—
Acquisition and integration related costs(b)	21,356	59,523
Operating profit	274,808	36,686
Interest and financing expenses(b)	(25,251)	(35,746)
Other income, net(b)	410	49,957
Income before income taxes and equity in net income of unconsolidated investments	249,967	50,897
Income tax expense(b)	30,985	14,140
Income before equity in net income of unconsolidated investments	218,982	36,757
Equity in net income of unconsolidated investments (net of tax)(b)	16,566	10,392
Net income	235,548	47,149
Net income attributable to noncontrolling interests	(7,362)	(4,034)
Net income attributable to Albemarle Corporation	$228,186	$43,115
Basic earnings per share	$2.03	$0.40
Diluted earnings per share	$2.02	$0.40
Weighted-average common shares outstanding – basic	112,260	108,130
Weighted-average common shares outstanding – diluted	112,770	108,464

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$252,382	$213,734
Other current assets	1,252,712	1,212,784
Assets held for sale	110,297	404,485
Total current assets	1,615,391	1,831,003
Property, plant and equipment	3,929,319	3,881,162
Less accumulated depreciation and amortization	1,439,779	1,396,424
Net property, plant and equipment	2,489,540	2,484,738
Other assets and intangibles	5,334,037	5,282,213
Total assets	$9,438,968	$9,597,954
LIABILITIES AND EQUITY
Current portion of long-term debt	$484,754	$677,345
Other current liabilities	711,726	810,634
Liabilities held for sale	28,618	128,706
Total current liabilities	1,225,098	1,616,685
Long-term debt	3,105,351	3,157,614
Other noncurrent liabilities	678,537	686,025
Deferred income taxes	735,111	736,317
Albemarle Corporation shareholders’ equity	3,540,305	3,254,392
Noncontrolling interests	154,566	146,921
Total liabilities and equity	$9,438,968	$9,597,954

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Cash and cash equivalents at beginning of year	$213,734	$2,489,768
Cash and cash equivalents at end of period	$252,382	$261,421
Sources of cash and cash equivalents:
Net income	$235,548	$47,149
Cash proceeds from divestitures, net	307,165	—
Proceeds from borrowings of long-term debt	—	1,000,000
Other borrowings, net	68,829	167,571
Dividends received from unconsolidated investments and nonmarketable securities	200	3,048
Decrease in restricted cash	—	57,550
Working capital changes	10,467	28,881
Uses of cash and cash equivalents:
Capital expenditures	(58,120)	(56,741)
Acquisition of Rockwood, net of cash acquired	—	(2,051,645)
Other acquisitions, net of cash acquired	—	(45,550)
Cash payments related to acquisitions and other	(81,988)	—
Repayments of long-term debt	(331,595)	(1,326,263)
Pension and postretirement contributions	(4,224)	(5,986)
Dividends paid to shareholders	(32,541)	(21,730)
Non-cash and other items:
Depreciation and amortization	60,552	63,986
Gain on sales of businesses, net	(121,324)	—
Pension and postretirement expense (benefit)	1,389	(1,458)
Deferred income taxes	816	(32,845)
Equity in net income of unconsolidated investments (net of tax)	(16,566)	(10,392)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net sales:
Lithium and Advanced Materials	$216,173	$198,774
Bromine Specialties	196,553	189,592
Refining Solutions	170,579	179,166
Chemetall Surface Treatment	208,187	192,091
All Other	72,089	122,369
Corporate	1,817	2,412
Total net sales	$865,398	$884,404

Adjusted EBITDA:
Lithium and Advanced Materials	$86,474	$77,595
Bromine Specialties	61,608	52,933
Refining Solutions	55,074	42,193
Chemetall Surface Treatment	52,522	46,004
All Other	8,464	13,564
Corporate(a)	(19,166)	33,339
Total adjusted EBITDA	$244,976	$265,628

Lithium and Advanced Materials - details by product category:

	Three Months Ended
	March 31,
	2016	2015
Net sales:
Lithium	$136,560	$114,386
PCS	79,613	84,388
Total Lithium and Advanced Materials	$216,173	$198,774

Adjusted EBITDA:
Lithium	$63,834	$50,578
PCS	22,640	27,017
Total Lithium and Advanced Materials	$86,474	$77,595

See accompanying notes to the condensed consolidated financial information and non-GAAP reconciliations below.

Notes to the Condensed Consolidated Financial Information

(a)
Non-operating pension and OPEB items, consisting of MTM actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our reportable segments and are included in the Corporate category. Although non-operating pension and OPEB items are included in Cost of goods sold and Selling, general and administrative expenses in accordance with GAAP, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Non-operating pension and OPEB items included in Cost of goods sold and Selling, general and administrative expenses were as follows (in millions):

	Three Months Ended
	March 31,
	2016	2015
Cost of goods sold:
Interest cost and expected return on assets, net	$(0.1)	$(0.2)
Total	$(0.1)	$(0.2)

Selling, general and administrative expenses:
MTM actuarial gain	$(0.1)	$—
Settlements/curtailments	—	(2.6)
Interest cost and expected return on assets, net	—	(0.7)
Total	$(0.1)	$(3.3)

Settlements/curtailments for the three months ended March 31, 2015 resulted from the termination of a domestic OPEB plan.

(b)
In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items and excluded them from our adjusted earnings calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended
	March 31,
	2016	2015
Utilization of inventory markup(1)	$—	$0.34
Gain on sales of businesses, net(2)	(1.02)	—
Acquisition and integration related costs(3)	0.14	0.39
Interest and financing expenses related to Rockwood acquisition(4)	—	0.01
Financing fees related to Rockwood acquisition(5)	—	0.03
Discrete tax items(6)	(0.02)	0.03
Total special items	$(0.90)	$0.80

(1)
In connection with the acquisition of Rockwood, the Company valued Rockwood’s existing inventory at fair value as of the acquisition date, which resulted in a markup of the underlying net book value of the inventory. The inventory markup was expensed over the estimated remaining selling period. For the three-month period ended March 31, 2016, $0.2 million ($0.1 million after income taxes) was included in Cost of goods sold related to the utilization of the inventory markup as a result of a measurement period adjustment. For the three months ended March 31, 2015, $40.3 million ($28.7 million after income taxes, or $0.27 per share) was included in Cost of goods sold, and Equity in net income of unconsolidated investments was reduced by $7.9 million ($0.07 per share) related to the utilization of the inventory markup.

(2)
Included in Gain on sales of businesses, net, for the three months ended March 31, 2016 is $11.5 million ($11.3 million after income taxes, or $0.10 per share) related to the sale of the metal sulfides business and $111.3 million ($105.3 million after income taxes, or $0.93 per share) related to the sale of the minerals-

based flame retardants and specialty chemicals businesses. In addition, Gain on sales of businesses, net, for the first quarter of 2016 includes a loss of $1.5 million, or $0.01 per share, on the sale of our wafer reclaim business.

(3)	Acquisition and integration related costs consisted of the following:

Three months ended March 31, 2016 -

•
$19.7 million of integration costs resulting from the acquisition of Rockwood and $1.7 million in connection with other significant projects. After income taxes, these charges totaled $15.0 million, or $0.14 per share.

Three months ended March 31, 2015 -

•
$57.4 million directly related to the acquisition of Rockwood and $2.1 million in connection with other significant projects. After income taxes, these charges totaled $42.3 million, or $0.39 per share.

(4)
Included in Interest and financing expenses for the year ended March 31, 2015 is $1.6 million ($1.1 million after income taxes, or $0.01 per share) of interest and financing expenses associated with senior notes we issued in the fourth quarter of 2014 in connection with the acquisition of Rockwood, which did not close until January 12, 2015.

(5)
Included in Other income, net, for the year ended March 31, 2015 are expenses of $4.4 million ($3.2 million after income taxes, or $0.03 per share) for amortization of bridge facility fees and other financing fees related to the acquisition of Rockwood.

(6)
Included in Income tax expense for the three months ended March 31, 2016 were discrete net tax benefit items of $2.5 million, or $0.02 per share, related principally to the release of FIN 48 reserves associated with the lapse in the statute of limitations, and from foreign tax rate changes. Included in Income tax expense for the three months ended March 31, 2015 is $3.2 million, or $0.03 per share, associated with U.S. provision to return adjustments, the release of FIN 48 reserves associated with the lapse in the statute of limitations and the inclusion of liabilities for non-indefinitely invested earnings on the announcement of our German entity divestitures.

(c)	Totals may not add due to rounding.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), adjusted diluted earnings per share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see below for supplemental reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(In Thousands)
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before discontinued operations and the special and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before discontinued operations and the special and non-operating pension and OPEB items as listed below.

	Three Months Ended
	March 31,
	2016	2015
Net income attributable to Albemarle Corporation	$228,186	$43,115
Add back:
Non-operating pension and OPEB items (net of tax)	77	(2,227)
Special items (net of tax)	(102,450)	86,316
Adjusted net income attributable to Albemarle Corporation	$125,813	$127,204

Net income attributable to Albemarle Corporation	$228,186	$43,115
Add back:
Interest and financing expenses	25,251	35,746
Income tax expense	30,985	14,140
Depreciation and amortization	60,552	63,986
EBITDA	344,974	156,987
Non-operating pension and OPEB items	(184)	(3,509)
Special items (excluding special items associated with interest expense)	(99,814)	112,150
Adjusted EBITDA	$244,976	$265,628

Net sales	$865,398	$884,404
EBITDA margin	39.9%	17.8%
Adjusted EBITDA margin	28.3%	30.0%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income (loss) attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Lithium and Advanced Materials	Bromine Specialties	Refining Solutions	Chemetall Surface Treatment	Reportable Segments Total	All Other	Corporate	Consolidated Total
Three months ended March 31, 2016:
Net income (loss) attributable to Albemarle Corporation	$63,327	$51,853	$46,314	$35,426	$196,920	$130,709	$(99,443)	$228,186
Depreciation and amortization	23,147	9,755	8,760	16,942	58,604	612	1,336	60,552
Special items	—	—	—	154	154	(122,857)	22,889	(99,814)
Interest and financing expenses	—	—	—	—	—	—	25,251	25,251
Income tax expense	—	—	—	—	—	—	30,985	30,985
Non-operating pension and OPEB items	—	—	—	—	—	—	(184)	(184)
Adjusted EBITDA	$86,474	$61,608	$55,074	$52,522	$255,678	$8,464	$(19,166)	$244,976

Three months ended March 31, 2015:
Net income (loss) attributable to Albemarle Corporation	$27,191	$44,472	$34,083	$10,855	$116,601	$5,415	$(78,901)	$43,115
Depreciation and amortization	21,822	8,461	8,110	18,196	56,589	5,498	1,899	63,986
Special items (excluding special items associated with interest expense)	28,582	—	—	16,953	45,535	2,651	63,964	112,150
Interest and financing expenses	—	—	—	—	—	—	35,746	35,746
Income tax expense	—	—	—	—	—	—	14,140	14,140
Non-operating pension and OPEB items	—	—	—	—	—	—	(3,509)	(3,509)
Adjusted EBITDA	$77,595	$52,933	$42,193	$46,004	$218,725	$13,564	$33,339	$265,628

	Lithium	PCS	Total Lithium and Advanced Materials
Three months ended March 31, 2016:
Net income attributable to Albemarle Corporation	$44,346	$18,981	$63,327
Depreciation and amortization	19,488	3,659	23,147
Adjusted EBITDA	$63,834	$22,640	$86,474

Three months ended March 31, 2015:
Net income attributable to Albemarle Corporation	$3,928	$23,263	$27,191
Depreciation and amortization	18,068	3,754	21,822
Special items	28,582	—	28,582
Adjusted EBITDA	$50,578	$27,017	$77,595